                                                  UNITED STATES OMB APPROVAL
                                                  OMB Number: 3235-0145
                                                  Expires: October 31, 1997
                                                  Estimated average burden
                                                  hours per response . . . 14.90

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1 )*

                                 Ameripath, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   00003071D1
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.         00003071D1         13G                 Page   2   OF    37
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Summit Ventures III, L.P.
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) / /
                                                                (b) / /
--------------------------------------------------------------------------------
  3      SEC USE ONLY
--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                            0 shares

       NUMBER OF
                            ----------------------------------------------------
         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                            4,940,776 shares
                            ----------------------------------------------------
          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                             0 shares
                            ----------------------------------------------------
          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON *

                  PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   3    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Summit Partners III, L.P.
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) / /
                                                           (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
                           ___________________________________________________
       NUMBER OF

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY                      4,940,776  shares
                           ___________________________________________________
        OWNED BY

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING                            0 shares
                            __________________________________________________
         PERSON

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                    / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  PN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   4    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Summit Investors II, L.P.
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                               (a) / /
                                                               (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
                            __________________________________________________
       NUMBER OF

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY
                                            4,940,776 shares
        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING
                                            0 shares
         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  PN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 37 Pages

CUSIP NO.         00003071D1          13G                Page   5    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stamps, Woodsum & Co. III
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  / /
                                                                  (b)  / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts general partnership
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY                          4,940,776 shares
                            __________________________________________________
        OWNED BY
                            7      SOLE DISPOSITIVE POWER
          EACH
                                            0 shares
       REPORTING            __________________________________________________

         PERSON              8      SHARED DISPOSITIVE POWER

          WITH                              4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  PN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   6    OF    37

  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Summit Subordinated Debt Fund, L.P.
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY
                                            4,940,776 shares
        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING
                                            0 shares
         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                               / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  PN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 37 Pages

CUSIP NO.         00003071D1          13G                Page   7    OF    37

  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Summit Partners SD, L.P.
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) / /
                                                              (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware limited partnership
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
                            __________________________________________________
       NUMBER OF

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY
                                            4,940,776 shares
        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING
                                            0 shares
         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  PN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   8    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  E. Roe Stamps, IV
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY
                                            4,940,776 shares
        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING
                                            0 shares
         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
_____________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   9    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stephen G. Woodsum
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) / /
                                                                (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
                            __________________________________________________
       NUMBER OF
                            6      SHARED VOTING POWER
         SHARES
                                            4,940,776 shares
      BENEFICIALLY          __________________________________________________

        OWNED BY            7      SOLE DISPOSITIVE POWER

          EACH                              0 shares
                            __________________________________________________
       REPORTING
                            8      SHARED DISPOSITIVE POWER
         PERSON
                                            4,940,776 shares
          WITH
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE     10  OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Gregory M. Avis
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
                            __________________________________________________
       NUMBER OF
                            6      SHARED VOTING POWER
         SHARES
                                            4,940,776 shares
      BENEFICIALLY          __________________________________________________

        OWNED BY            7      SOLE DISPOSITIVE POWER

          EACH                              0 shares
                            __________________________________________________
       REPORTING
                            8      SHARED DISPOSITIVE POWER
         PERSON
                                            4,940,776 shares
          WITH
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE  11    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  John A. Genest
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
                            __________________________________________________
       NUMBER OF
                            6      SHARED VOTING POWER
         SHARES
                                            4,940,776 shares
      BENEFICIALLY          __________________________________________________

        OWNED BY            7      SOLE DISPOSITIVE POWER

          EACH                              0 shares
                            __________________________________________________
       REPORTING
                            8      SHARED DISPOSITIVE POWER
         PERSON

          WITH                              4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   12    OF    37



  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Martin J. Mannion
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY                          4,940,776 shares
                            __________________________________________________
        OWNED BY
                            7      SOLE DISPOSITIVE POWER
          EACH
                                            0 shares
       REPORTING            __________________________________________________

         PERSON             8      SHARED DISPOSITIVE POWER

          WITH                              4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /

______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   13    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Ernest K. Jacquet
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
                            __________________________________________________
       NUMBER OF
                            6      SHARED VOTING POWER
         SHARES
                                            4,940,776 shares
      BENEFICIALLY
                            __________________________________________________
        OWNED BY
                            7      SOLE DISPOSITIVE POWER
          EACH
                                            0 shares
       REPORTING
                            __________________________________________________
         PERSON
                            8      SHARED DISPOSITIVE POWER
          WITH
                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   14    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Bruce R. Evans
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /
                                                            (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

        SHARES              6      SHARED VOTING POWER

      BENEFICIALLY                          4,940,776 shares

        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING
                                            0 shares
         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 / /

______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   15    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas S. Roberts
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) / /
                                                             (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY
                                            4,940,776 shares
        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING                            0 shares

         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   16    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Walter G. Kortschak
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) / /
                                                             (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY                          4,940,776 shares

        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING                            0 shares

         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            4,940,776 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,940,776 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  25.7%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 37 Pages

CUSIP NO.         00003071D1          13G                PAGE   17    OF    37


  1      NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Joseph F. Trustey
______________________________________________________________________________

  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) / /
______________________________________________________________________________

  3      SEC USE ONLY

______________________________________________________________________________

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
______________________________________________________________________________

                            5      SOLE VOTING POWER

                                            0 shares
       NUMBER OF            __________________________________________________

         SHARES             6      SHARED VOTING POWER

      BENEFICIALLY
                                            1,436,786 shares
        OWNED BY            __________________________________________________

          EACH              7      SOLE DISPOSITIVE POWER

       REPORTING                            0 shares

         PERSON             __________________________________________________

          WITH              8      SHARED DISPOSITIVE POWER

                                            1,436,786 shares
______________________________________________________________________________

  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,436,786 shares
______________________________________________________________________________

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 / /

______________________________________________________________________________

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.5%
______________________________________________________________________________

  12     TYPE OF REPORTING PERSON *

                  IN
______________________________________________________________________________

                               Page 17 of 37 Pages

                                      Schedule 13G

Item 1(a).        Name of Issuer: Ameripath, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  7289 Garden Road, Suite 200, River Beach, FL, 33404.

                  Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter
                  G. Kortschak, and Joseph F. Trustey. Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Summit Investors II, L.P. and Summit Partners SD II, L.P. Mr.
                  Trustey is an individual general partner of Summit Partners SD II, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d).        Title of Class of Securities:  Common Stock, $.01 par value.



                               Page 18 of 37 Pages

Item 2(e).        CUSIP Number:             00003071D1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)   [  ]      Broker or Dealer registered under Section 15
                                  of the Securities Exchange Act of 1934 (the
                                  "Act").

                  (b)   [  ]      Bank as defined in Section 3(a)(6) of the Act.

                  (c)   [  ]      Insurance Company as defined in Section 3(a)
                                  (19) of the Act.

                  (d)   [  ]      Investment Company registered under Section 8
                                  of the Investment Company Act of 1940.

                  (e)   [  ]      Investment Adviser registered under Section
                                  203 of the Investment Advisers Act of 1940.

                  (f)   [  ]      Employee Benefit Plan, Pension Fund which is
                                  subject to the provisions of the Employee
                                  Retirement Income Security Act of 1974 or
                                  Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [  ]      Parent Holding Company, in accordance with
                                  Rule 13d-1(b)(ii)(G) of the Act.

                  (h)   [  ]      Group, in accordance with Rule 13d-1(b)(1)(ii)
                                  (H) of the Act.

                  None.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 4,940,776 shares of Common Stock as of December 31, 1997. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 4,940,776 shares of Common Stock as of


                              Page 19 of 37 Pages

                        December 31, 1997. Mr. Trustey may be deemed to beneficially own 1,436,786 shares of Common Stock as of December 31, 1997.

                        As of December 31, 1997, Summit Ventures III, L.P. was the record holder of 3,471,005 shares of Common Stock. As of December 31, 1997, Summit Investors II, L.P. was the record holder of 32,985 shares of Common Stock. As of December 31, 1997, Summit Subordinated Debt Fund, L.P. was the record holder of 1,436,786 shares of Common Stock. The shares held of record by Summit Ventures III, L.P. Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 4,940,776 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, and Kortschak may be deemed to own beneficially 4,940,776 shares of Common Stock. Mr. Trustey may be deemed to own beneficially 1,436,786 shares of Common Stock.

      (b) Percent of Class:

                        Summit Ventures III, L.P.: 25.7%
                        Summit Partners III, L.P.: 25.7%
                        Stamps, Woodsum & Co. III: 25.7%
                        Summit Subordinated Debt Fund, L.P.:  25.7%
                        Summit Partners SD, L.P.:  25.7%
                        Summit Investors II, L.P.: 25.7%
                        E. Roe Stamps, IV: 25.7%
                        Stephen G. Woodsum: 25.7%
                        Martin J. Mannion: 25.7%
                        John A. Genest: 25.7%
                        Gregory M. Avis: 25.7%
                        Ernest K. Jacquet: 25.7%
                        Bruce R. Evans: 25.7%
                        Walter G. Kortschak: 25.7%
                        Thomas S. Roberts: 25.7%
                        Joseph F. Trustey: 7.5%

         The foregoing percentages are calculated based on the 19,214,222 shares of Common Stock reported to be outstanding on Ameripath Inc.'s Form 10-Q for the quarter ended September 30, 1997.

                              Page 20 of 37 Pages

      (c) Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii) shared power to vote or to direct the vote:

                                    Summit Ventures III, L.P.: 4,940,776 shares
                                    Summit Partners III, L.P.: 4,940,776 shares
                                    Stamps, Woodsum & Co. III: 4,940,776 shares
                                    Summit Investors II, L.P.: 4,940,776 shares
                                    Summit Subordinated Debt Fund, L.P.:
                                    4,940,776 shares
                                    Summit Partners SD, L.P.: 4,940,776 shares
                                    E. Roe Stamps, IV: 4,940,776 shares
                                    Stephen G. Woodsum: 4,940,776 shares
                                    Martin J. Mannion: 4,940,776 shares
                                    John A. Genest: 4,940,776 shares
                                    Gregory M. Avis: 4,940,776 shares
                                    Ernest K. Jacquet: 4,940,776 shares
                                    Bruce R. Evans: 4,940,776 shares
                                    Walter G. Kortschak: 4,940,776 shares
                                    Thomas S. Roberts: 4,940,776 shares
                                    Joseph F. Trustey: 1,436,786 shares

                        (iii) sole power to dispose or direct the disposition of:

                                    0 shares for each reporting person

                         (iv) shared power to dispose or direct the disposition
of:

                                    Summit Ventures III, L.P.: 4,940,776 shares
                                    Summit Partners III, L.P.: 4,940,776 shares
                                    Stamps, Woodsum & Co. III: 4,940,776 shares
                                    Summit Investors II, L.P.: 4,940,776 shares
                                    Summit Subordinated Debt Fund, L.P.:
                                    4,940,776 shares
                                    Summit Partners SD, L.P.: 4,940,776 shares
                                    E. Roe Stamps, IV: 4,940,776 shares
                                    Stephen G. Woodsum: 4,940,776 shares
                                    Martin J. Mannion: 4,940,776 shares
                                    John A. Genest: 4,940,776 shares
                                    Gregory M. Avis: 4,940,776 shares
                                    Ernest K. Jacquet: 4,940,776 shares
                                    Bruce R. Evans: 4,940,776 shares
                                    Walter G. Kortschak: 4,940,776 shares


                              Page 21 of 37 Pages

                                    Thomas S. Roberts: 4,940,776 shares
                                    Joseph F. Trustey: 1,436,786 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Ameripath, Inc., except in the case of Summit Ventures III, L.P., for the 3,471,005 shares which it holds or record, in the case of Summit Subordinated Debt Fund, L.P., for the 1,436,786 shares which it holds of record, and in the case of Summit Investors II, L.P., for the 32,985 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 22 of 37 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10, 1998

SUMMIT VENTURES III, L.P.                     SUMMIT SUBORDINATED DEBT
                                              FUND, L.P.

By:   Summit Partners III, L.P.               By:      Summit Partners SD, L.P.

By:   Stamps, Woodsum & Co. III               By:      Stamps, Woodsum & Co. III
                                              By:               *
                                                 -----------------------------
      By:                  *                  E. Roe Stamps, IV
          ----------------------------
              E. Roe Stamps, IV               General Partner
              General Partner

                                              SUMMIT PARTNERS SD, L.P.

SUMMIT INVESTORS II, L.P.

                                              By:      Stamps, Woodsum & Co. III

By:         /s/ John A. Genest                By:              *
      --------------------------------             -----------------------------
              General Partner                              E. Roe Stamps, IV
                                                           General Partner

SUMMIT PARTNERS III, L.P.                     STAMPS, WOODSUM & CO. III

By:   Stamps, Woodsum & Co. III

      By:                  *                  By:                       *
          ---------------------------             ------------------------------
              E. Roe Stamps, IV               E. Roe Stamps, IV
              General Partner                          General Partner


                              Page 23 of 37 Pages

                                                       *
                                              --------------------------
                                              Walter G. Kortschak

                                                       *
                                              --------------------------
                                              E. Roe Stamps, IV

                                                       *
                                              --------------------------
                                              Stephen G. Woodsum

                                                       *
                                              --------------------------
                                              Gregory M. Avis

                                                       *
                                              --------------------------
                                              Martin J. Mannion

                                              /s/ John A. Genest
                                              --------------------------
                                              John A. Genest

                                                       *
                                              --------------------------
                                              Ernest K. Jacquet

                                                       *
                                              --------------------------
                                              Bruce R. Evans

                                                       *
                                              --------------------------
                                              Thomas S. Roberts

                                                       *
                                              --------------------------
                                              Joseph F. Trustey

                                              *By:
                                                   ----------------------------
                                                   John A. Genest,
                                                   Attorney-in-Fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 24 of 37 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Suburban Ostomy Supply Co. Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 10 day of February, 1998.

SUMMIT VENTURES III, L.P.                 SUMMIT PARTNERS SD, L.P.

By:   Summit Partners III, L.P.           By:      Stamps, Woodsum & Co. III

By:   Stamps, Woodsum & Co. III

                                          By:              *
                                               ---------------------------
      By:                  *                   E. Roe Stamps, IV
          --------------------------
              E. Roe Stamps, IV           General Partner
              General Partner

SUMMIT INVESTORS II, L.P.                 SUMMIT PARTNERS III, L.P.

                                           By:      Stamps, Woodsum & Co. III

By:   /s/ John A. Genest                   By:         *
    --------------------------------          -------------------------------
      General Partner                                    E. Roe Stamps, IV
                                                         General Partner

SUMMIT SUBORDINATED DEBT                   STAMPS, WOODSUM & CO. III
FUND, L.P.

By:   Summit Partners SD, L.P              By:         *
                                              --------------------------------
                                               E. Roe Stamps, IV
By:   Stamps, Woodsum & Co. III                General Partner

      By:           *
         ----------------------------
              E. Roe Stamps, IV
              General Partner



                              Page 25 of 37 Pages

                                                       *
                                              --------------------------
                                               E. Roe Stamps, IV

                                                       *
                                              --------------------------
                                               Stephen G. Woodsum

                                                       *
                                              --------------------------
                                               Gregory M. Axis

                                                       *
                                              --------------------------
                                               Martin J. Mannion

                                               /s/ John A. Genest
                                              --------------------------
                                               John A. Genest

                                                       *
                                              --------------------------
                                               Ernest K. Jacquet

                                                       *
                                              --------------------------
                                               Bruce R. Evans

                                                       *
                                              --------------------------
                                               Walter G. Kortschak

                                                       *
                                              --------------------------
                                               Thomas S. Roberts

                                                       *
                                              --------------------------
                                               Joseph F. Trustey

                                               *By: John A. Genest
                                                    --------------------------
                                                    John A. Genest,
                                                    Attorney-in-Fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 26 of 37 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                              Page 27 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                  /s/  E. Roe Stamps, IV
                                                  --------------------------
                                                  E. Roe Stamps, IV

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                      /s/  Cynthia R. Freidman
                                      --------------------------
                                      Notary Public

                                      My Commission expires:  October 20, 2000


                              Page 28 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Stephen G. Woodsum
                                                     --------------------------
                                                     Stephen G. Woodsum

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                    /s/  Cynthia R. Freidman
                                    --------------------------
                                    Notary Public

                                    My Commission expires:  October 20, 2000


                              Page 29 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Martin J. Mannion
                                                     --------------------------
                                                     Martin J. Mannion

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/  Cynthia R. Freidman
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     October 20, 2000

                              Page 30 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  John A. Genest
                                                     --------------------------
                                                     John A. Genest

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/  Cynthia R. Freidman
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     October 20, 2000


                              Page 31 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Gregory M. Avis
                                                     --------------------------
                                                     Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/  Katherine C. Ely
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     May 28, 2000

                              Page 32 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Ernest K. Jacquet
                                                     --------------------------
                                                     Earnest K. Jacquet

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came Earnest
K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/  Cynthia R. Freidman
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     October 20, 2000


                              Page 33 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Thomas S. Roberts
                                                     --------------------------
                                                     Thomas S. Roberts

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/  Cynthia R. Freidman
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     October 20, 2000


                              Page 34 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Bruce R. Evans
                                                     --------------------------
                                                     Bruce R. Evans

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/  Cynthia R. Freidman
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     October 20, 2000


                              Page 35 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Walter G. Kortschak
                                                     --------------------------
                                                     Walter G. Kortschak

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/ Katherine C. Ely
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     May 28, 2000


                              Page 36 of 37 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                                     /s/  Joseph F. Trustey
                                                     --------------------------
                                                     Joseph F. Trustey

Commonwealth of Massachusetts               )
                                            ) ss:
County of Suffolk                           )

         On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                                     /s/  Cynthia R. Freidman
                                                     --------------------------
                                                     Notary Public

                                                     My Commission expires:
                                                     October 20, 2000


                              Page 37 of 37 Pages